Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

SharkNinja, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value $0.0001 per share	Rule 457(c)	5,395,684	$57.79	$311,816,578.40(2)	$147.60 per $1,000,000	$46,024.13
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$311,816,578.40		$46,024.13
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$46,024.13

(1)	Includes 703,785 ordinary shares, par value $0.0001 per share (“Ordinary Shares”), of the Registrant that are subject to the underwriters’ option to purchase additional shares.

(2)	Estimated solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices of the Registrant’s Ordinary Shares reported as of March 15, 2024 on the New York Stock Exchange (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act of 1933, as amended).